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                                                                     EXHIBIT 5.1

                             VEECO INSTRUMENTS INC.
                             100 Sunnyside Boulevard
                               Woodbury, NY 11797


August 2, 2001

Veeco Instruments Inc.
Terminal Drive
Plainview, New York 11803

Ladies and Gentlemen:

I am Vice President and General Counsel of Veeco Instruments Inc., a Delaware corporation (the "Company"), and in such capacity I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"). The Registration Statement covers 1,470,000 shares (the "Shares"), par value $0.01 per share of common stock ("Common Stock") of the Company, of which 950,000 Shares are to be issued pursuant to the Company's 2000 Stock Option Plan, as amended (the "2000 Plan"), and 520,000 Shares are to be issued pursuant to the Company's 2000 Stock Option Plan for Non-Officer Employees, as amended (the "2000 Non-Officer Plan" and, together with the 2000 Plan, the "Plans").

In that connection, I have reviewed copies of the Company's certificate of incorporation, its bylaws, resolutions of its board of directors, the Registration Statement, the Plans and such other documents as I have deemed appropriate. On the basis of such review, and having regard to legal considerations I deem relevant, I am of the opinion that the Shares have been duly authorized for issuance and that the Shares, when issued and delivered by the Company and paid for in accordance with the terms and provisions of the Plans, will be validly issued, fully paid and nonassessable.

I am admitted to practice law in the State of New York and, as such, the opinion set forth above is based as to matters of law solely on applicable provisions of the General Corporation Law of the State of Delaware and I express no opinion as to any other laws, statutes, ordinances, rules or regulations. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required by the Act or the Rules.

Sincerely,

/s/ Gregory A. Robbins

Gregory A. Robbins
Vice President and General Counsel